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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): November 14, 2007



                              Eastman Kodak Company
               (Exact name of registrant as specified in its charter)



New Jersey                            1-87                 16-0417150
----------------------------------------------------------------------
(State or Other Jurisdiction       (Commission           (IRS Employer
    of Incorporation)             File Number)      Identification No.)


                                343 State Street,
                            Rochester, New York 14650
            (Address of Principal Executive Office) (Zip Code)


      Registrant's telephone number, including area code (585) 724-4000
                                                          -------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Securities Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c)under the
      Exchange Act (17 CFR 240.13e-4(c))



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ITEM 5.02  Departure of Directors or Certain Officers; Election of
           Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.


On November 14, 2007, the Board of Directors of Eastman Kodak Company (the "Company"), upon the recommendation of its Corporate Responsibility and Governance Committee, elected Douglas R. Lebda and William G. Parrett to the Company's Board of Directors. The Board of Directors determined that Messrs. Lebda and Parrett are independent under the New York Stock Exchange Listing Standards and the standards set forth under the Board's Corporate Governance Guidelines.

With the addition of these two new independent directors, the size of the Board of Directors increased to eleven directors. Messrs. Lebda and Parrett will stand for re-election by a vote of the Company's shareholders at the Company's 2008 annual meeting of shareholders. Mr. Lebda will serve on the Executive Compensation and Development Committee and the Corporate Responsibility and Governance Committee. Mr. Parrett will serve on the Audit Committee and the Finance Committee. There was no arrangement or understanding between either of Mr. Lebda or Mr. Parrett and any other persons pursuant to which either Mr. Lebda or Mr. Parrett was elected as a director of the Company.

Mr. Lebda, 37, serves as President and COO of IAC/InterActiveCorp, and Mr. Parrett, 62, is the former Chief Executive Officer of Deloitte Touche Tohmatsu. There are no related person transactions between the Company and Mr. Lebda, except that a wholly owned subsidiary of IAC/InterActiveCorp has paid approximately $10 million year to date to a reseller of Kodak products for Kodak products. There are also no related party transactions between the Company and Mr. Parrett, except that the Company has paid Deloitte Touche Tohmatsu approximately $7.1 million year to date for tax, actuarial, consulting and other non-audit advisory services.

For their services in 2007, Messrs. Lebda and Parrett will receive a pro-rated retainer of $20,000 under the terms of the Board's compensation program. One-half of this amount will be paid in the form of shares of the Company's common stock. As described further below, effective December 11, 2007, Messrs. Lebda and Parrett, along with all of the other non-employee directors, will annually receive $70,000 in the form of restricted shares of the Company's common stock that will vest on the first anniversary of the date granted, and $70,000 in stock options that will vest on the first anniversary of the date granted. Beginning January 1, 2008, Messrs. Lebda and Parrett, along with the other non-employee directors, will also annually receive $70,000 in the form of a cash retainer.

A copy of the Company's press release dated November 16, 2007, announcing the election of Messrs. Lebda and Parrett to the Board of Directors, is attached as Exhibit (99.1) to this Form 8-K and is incorporated by reference.


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ITEM 8.01  Other Events.

On November 14, 2007, the Board of Directors of Eastman Kodak Company (the "Company"), upon the recommendation of the Corporate Responsibility and Governance Committee, approved revisions to the Board's compensation program. As a result of these revisions, non-employee directors will annually receive: $70,000 in the form of a cash retainer which the director may elect to receive in Company stock in lieu of cash, $70,000 in the form of restricted shares of the Company's common stock that will vest on the first anniversary of the date granted, and $70,000 in stock options that will vest on the first anniversary of the date granted. Each non-employee director is permitted to defer the receipt of the cash and restricted stock components of their annual retainer pursuant to the Company's Director Deferred Compensation Plan.

The Audit Committee Chair will now receive a chair retainer of $20,000 per year, in addition to the annual retainer as a non-employee director. The Chairs of the Board's other three committees will continue to receive a chair retainer of $10,000 per year for their services, in addition to their annual retainer as a non-employee director.

The Presiding Director will continue to receive a retainer of $100,000 per year for his or her service, in addition to the annual retainer as a non-employee director.

As part of the revisions, the Board eliminated all director benefits from the Board's compensation program. As a result, the following director benefits will no longer be provided upon expiration of their current coverage: life insurance, travel/accident insurance and personal umbrella liability insurance.

The change to the cash component of the Board's annual retainer is effective January 1, 2008. The changes to the two equity components to the Board's annual retainer are effective December 11, 2007.

ITEM 9.01  Financial Statements and Exhibits

(c)  Exhibits

(99.1) Press release issued by Eastman Kodak Company on November 16, 2007, announcing the election of Messrs. Lebda and Parrett to the Board of Directors.




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                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          EASTMAN KODAK COMPANY



                                          By: /s/ Laurence L. Hickey
                                          --------------------------
                                          Laurence L. Hickey
                                          Corporate Secretary

Date:  November 16, 2007




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                        EASTMAN KODAK COMPANY
                          INDEX TO EXHIBIT

Exhibit No.

(99.1) Press release issued by Eastman Kodak Company on November 16, 2007, announcing the election of Messrs. Lebda and Parrett to the Board of Directors.